Exhibit 10.3

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

AMENDED AND RESTATED STANDARD EXCLUSIVE LICENSE AGREEMENT
WITH SUBLICENSING TERMS

Agreement # Number LIC15203.

This Amended and Restated Agreement (“Agreement”) is made effective June 3, 2015 (the “Effective Date”) by and between the University of South Florida Research Foundation, Inc. (hereinafter called “ Licensor”), a nonstock, nonprofit Florida corporation, under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida (“University”) pursuant to section 1004.28 Florida Statutes, and Blackbird BioFinance, LLC, an Ohio limited liability company having its principal office at 4500 Hyacinth Drive, Mason, Ohio 45040 (hereinafter called “Licensee”).  Licensor and Licensee are at times referred to in this Agreement as “the parties.”

WHEREAS, Licensor is the owner and exclusive licensee of certain trade secrets and technology that are described in the “Trade Secret” defined below (Licensor Reference #00A016);

WHEREAS, Licensor entered into a Standard Exclusive License Agreement With Sublicensing Terms with Licensee, which license was effective as of April 22, 2014 and the corresponding Amendment Number 1, dated March 24, 2015 (the “Blackbird License”);

WHEREAS, Licensor and Licensee hereby agree to amend and restate the Blackbird License as set forth in this Agreement;

WHEREAS, under a certain Asset Purchase Agreement (“APA”) soon to be executed between Licensee and Cellular Biomedicine Group Vax, Inc., a California corporation having an address at 530 University Avenue, Suite 17, Palo Alto, California 94301 (“CBMG”), Licensor will consent to Licensee assigning to CBMG and its Affiliates all rights under the Blackbird License, as amended and restated in this Agreement;

WHEREAS, Licensor is willing to grant an exclusive license to Licensee under any one or all of the “Trade Secret” and Licensee desires a license to such “Trade Secret” under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

1.	Definitions

1.1
“Affiliate”  means: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer or employee of such entity is also an officer or employee of Licensee or any person who is an officer or employee of Licensee or (e) any other relationship as in fact, constitutes actual control.

1.2
“Compassionate Use” means legally permitted use of a Licensed Product or Licensed Process in a market where the Licensed Product or Licensed Process has not been approved for commercial sale, for purposes of (i) treating patients in a single patient trial or (ii) providing expanded access outside of a clinical trial to patients with serious or life-threatening conditions who do not meet the enrollment criteria for a clinical trial.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

1.3
“Development Plan” means the written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market.  The Development Plan will be submitted to Licensor by Licensee on or before November 30, 2015, which Development Plan must be reasonably acceptable to Licensor. The development Plan will include at least such information as is set forth in Appendix A

1.4
“Development Report” means a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.5
“First Commercial Sale” means (i) a Net Sale, as defined below, made after the Licensed Product or Licensed Process has received regulatory approval for commercial sale, (ii) the sale is a for-profit sale, and (iii) a minimum of [***] different patients have been treated as a result of such for-profit sales.  For the avoidance of doubt, a “Compassionate Use”, whether the result of a sale or not, shall not be considered in determining “First Commercial Sale.”

1.6
“Improvements” shall mean, including but not limited to, any improvements, derivative works, enhancements, technical advances, modifications, adaptations, new models, or data, including data resulting from failed or successful tests or trials, created based upon the licensed Trade Secret, Licensed Products, or Licensed Processes.

1.7
“Intellectual Property Rights” means rights in all inventions, patents or patent applications (including all kinds of the same such as utility, process, method, or design), copyrights, trademarks, service marks, trade dress, trade secrets, know-how, utility models, industrial designs, mask works, moral rights, works, or other data or information whether or not protectable under any applicable law of the United States or a foreign country, including the right to file for registration or protection for the same and all renewals, continuations, divisionals, reexaminations, and extensions thereof, whether or not such rights have been applied-for, patented or registered in any jurisdiction.

1.8	“Investigator” means Dr. Scott Antonia.

1.9	“Trade Secret” means the vaccine cell lines and manufacturing protocols listed in Schedule I.

1.10	“Licensed Field” shall be limited to the field of all medical and therapeutic applications.

1.11.	Intentionally Left Blank

1.12	“Licensed Product” and “Licensed Process” means:

1.12.1
In the case of a Licensed Product, any product or part thereof, on a country-by-country basis, that incorporates, utilizes, or was developed utilizing, Trade Secret or that is manufactured using Trade Secret or using a process developed using Trade Secret.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

1.12.2	In the case of a Licensed Process, any process, on a country-by-country basis, that incorporates, utilizes, or was developed utilizing, Trade Secret.

1.13	“Licensed Territory” shall mean the entire world.

1.14
“Net Sales” shall mean net sales as defined by United States Generally Accepted Accounting Principles (U.S. GAAP), namely, the total dollar amount invoiced on sales of Licensed Product and/or Licensed Processes by Licensee and Sublicensee(s), less the deduction of returns, allowances for damaged or missing goods, and any discounts customary in the trade and actually allowed.  For the avoidance of doubt, Net Sales shall not include any dollar amounts received in connection with a Compassionate Use. For the avoidance of doubt, the transfer of Licensed Product or Licensed Processes by Licensee or one of its Affiliates to another Affiliate shall not be considered a Net Sale.

1.15	Intentionally Left Blank

1.16	“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any right licensed to Licensee under this Agreement.

1.17	“Sublicensee” means any third party to whom Licensee grants a Sublicense.

Section 2	Grant

2.1	License.

2.1.1	License

Subject to the terms of this Agreement, Licensor hereby grants to Licensee: a) a royalty-bearing, exclusive license, limited to the Licensed Field and the Licensed Territory, under the licensed Trade Secret to make, have made, develop, use, lease, import, export, offer to sell, sell and have sold Licensed Products and/or Licensed Processes.  Licensor reserves to itself and to all nonprofit entities with which it collaborates the right under the licensed Trade Secret to make, have made, develop, import and use Licensed Products and Licensed Processes solely for their internal research, clinical and educational purposes (“Licensor’s Reserved Rights”).  In addition, Licensor’s Reserved Rights include for itself, as well as to all non-profit research institutions with which it collaborates, the right to use materials that might be covered under licensed Trade Secret solely for their internal research, educational, and clinical purposes and to meet all applicable governmental and peer review journal requirements governing the transfer of materials.

a.
For the avoidance of doubt, Licensor’s Reserved Rights shall not include the right  to develop a product or process for Compassionate Use, nor the right to use, or authorize a third party to use, the licensed Trade Secret to develop a product or process for commercial sale so long as it is not in direct competition with Licensee’s commercial efforts.

b.
In the event Licensor’s exercise of Licensor’s Reserved Rights leads to a development that Licensor desires to describe in a scholarly or scientific publication, prior to taking any steps to publishing any such publication, Licensor will first consult with Licensee so that Licensee can determine  whether any Confidential Information of Licensee is at risk of disclosure or publication. Licensor agrees to redact Licensee Confidential Information in such proposed disclosure or publication.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

c.
In connection with the exercise of Licensor’s Reserved Rights, Licensor shall be required to maintain its obligations of confidentiality as set forth in Section 18 of this Agreement with regard to the licensed Trade Secret.

2.1.2
The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology not part of the licensed Trade Secret as of the Effective Date in the specified Licensed Field and specified Licensed Territory.

2.2	Sublicense.

2.2.1
Licensee may grant written Sublicenses under the licensed Trade Secret to third parties without Licensor’s approval. Any agreement granting a Sublicense shall state that the Sublicense is subject to the terms and conditions of this Agreement and to the termination of this Agreement.  Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee.

2.2.2
Licensee shall provide Licensor with an unredacted copy of each Sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, (i) in draft form no later than [***] business days (or as soon as practical) prior to executing each such agreement and (ii) the final executed version of each such agreement within [***] days after the execution of the Sublicense agreement.

2.2.3	Intentionally deleted.

Section 3	Due Diligence

3.1	Development.

3.1.1	Licensee agrees to and warrants that:

(a)	it has used, or will use its best commercial efforts obtain, the expertise necessary to independently evaluate the technology of the licensed Trade Secret;

(b)
it will use its best commercial efforts to pursue the Development Plan  to the end that the technology of the licensed Trade Secret will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field;

(c)	it will use its best commercial efforts to develop markets for Licensed Products and Licensed Processes;

(d)
and, until the date of First Commercial Sale of Licensed Products or Licensed Processes, it will supply Licensor with a written Development Report annually [***] days after the end of the calendar year (see Appendix B).

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

3.1.2
Licensee agrees that the First Commercial Sale of products shall occur on or before [***] or Licensor shall have the right to terminate this Agreement pursuant to Section 9.3 hereto.  In addition, Licensee will meet the milestones shown in Appendix D or Licensor shall have the right to terminate this Agreement pursuant to Section 9.3.  Licensee will notify Licensor in writing as each milestone is met.

3.1.3
Upon written request by Licensee to negotiate extensions of any milestones or due dates set forth in Appendix D, such request to be received by Licensor no less than [***] days prior to any of the due dates subject of such request, set forth in this Section 3.1.3, such request fully describing Licensee’s diligent efforts to achieve the milestone required to be met by such due date, Licensor shall consider in good faith such requests and Licensor’s approval of such request shall not be unreasonably withheld, conditioned, or delayed.  Upon granting such request, Licensor and Licensee shall negotiate such extensions in good faith.

3.1.4
Licensee will notify Licensor prior to commencing any clinical trials at any and all facilities located in the United States or abroad.  Licensee shall comply with its obligations regarding export control as provided in Section 14.6 of this Agreement.

Section 4	Payments

4.1	License Issue Fee.

Licensee agreed to pay Licensor a License Issue Fee of [***] within [***] of the Effective Date. Licensor acknowledges that the License Issue Fee was timely paid.

4.2	Issuance of Change of Control Fee in lieu of Equity.

In the event Licensee enters into the APA with CBMG, Licensee agrees to pay Licensor, within 20 business days of execution of the APA, amounts consistent with the terms of a side letter of even date herewith between Licensor and Blackbird BioFinance, LLC. Licensor agrees that upon completion of the APA, only Blackbird BioFinance, LLC, and not CBMG, subject to all stipulations in the APA, shall have any liability for the amounts addressed in the side letter described in this Section 4.2.

4.3	Royalty.

Royalty on Licensed Trade Secret.  Licensee agrees to pay to Licensor as earned royalties a royalty calculated as a percentage of Net Sales.  The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee, its Affiliate, or its Sublicensee, or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons.  Licensee shall pay to Licensor royalties as follows:

(i) [***] for Net Sales of Licensed Products, for each product, on a country-by-country basis, as defined by Sections 1.12.1; and

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

(ii) [***] for Net Sales of Licensed Processes, for each process, on a country-by-country basis, as defined by Section 1.12.2; and

(iii) [***] for Net Sales of all other Licensed Products and Licensed Processes.

4.4	Other Payments.

4.4.1	Licensee agrees to pay Licensor minimum royalty payments, as follows:

Payment                                Year
[***

]	and every year thereafter on the same date, for the life of this Agreement.

The minimum royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect.  The first minimum royalty payment was paid by Licensee to Licensor before [***] and was in the amount of [***].  The remaining minimum royalty for [***] shall be paid in [***] installments in accordance with the terms of this Section 4.4.1.  The minimum royalty for a given year shall be due in advance and shall be paid in [***] installments on [***] for the following [***].  Any minimum royalty paid in a calendar year will be credited against the earned royalties for that calendar year.  It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due Licensor for other than the same calendar year in which the royalties were earned.

4.4.2	In addition to all other payments required under this Agreement, Licensee agrees to pay Licensor milestone payments, as follows:

Payment	Event
[***]	[***]

[***]	[***]

[***]	Upon commercial sales by Licensee or Sublicensee(s) exceeding [***]

[***]	Upon commercial sales by Licensee or Sublicensee(s) exceeding [***]

Sublicenses.  In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to Licensor an amount equal to what Licensee would have been required to pay to Licensor had Licensee sold the amount of Licensed Product or Licensed Process sold by such Sublicensee.  In addition, if Licensee receives any fees, minimum royalties, milestone payments, or other payments arising from the Sublicense, and such payments are not earned royalties as defined in Section 4.3 above, then Licensee shall pay Licensor [*** ]of such payments within [***] days of receipt thereof.  Such payments shall not be allocated, off-set or otherwise reduced as a result of including rights other than those licensed hereunder in such permitted written Sublicense.  Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration arising from any Sublicense under this Agreement without the express prior written permission of Licensor.  For the avoidance of doubt, and notwithstanding anything else to the contrary in this Agreement, intra-company Sublicenses entered into between Licensee and any of its Affiliates based on a transfer pricing model shall not trigger the above-mentioned payments to Licensor.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

4.5	Accounting for Payments.

4.5.1
Amounts owing to Licensor under Section 4.3 shall be paid on a [***] basis after the amount of minimum royalties paid is exceeded, with such amounts due and received by Licensor on or before the [***] day following the end of the [***] in which such amounts were earned. All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment due date.

4.5.2
Any amounts which remain unpaid after the date they are due to Licensor shall accrue interest from the due date at the rate of [***] per month.  However, in no event shall this interest provision be construed as a grant of permission for any payment delays.  Licensee shall also be responsible for repayment to Licensor of any attorney, collection agency, or other out-of-pocket Licensor expenses required to collect overdue payments due under this Section 4 or any other applicable Section of this Agreement.

4.5.3	Except as otherwise directed, all amounts owing to Licensor under this Agreement shall be paid in U.S. dollars to Licensor at the following address:

USF Research Foundation
Attn: Business Manager
3802 Spectrum Blvd, Suite 100
Tampa, Florida 33612.

4.5.4
A certified full accounting statement showing how any amounts payable to Licensor under Section 4 have been calculated shall be submitted to Licensor on the date of each such payment.  In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to Licensor pursuant to this Agreement.  For earned royalties, such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C – Licensor Royalty Report of this Agreement. For earned royalties, in the event no payment is owed to Licensor because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to Licensor.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

4.5.5
Licensor is exempt from paying income taxes under U.S. law.  Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on Licensee by the U.S. Government.  .  All such taxes, assessments, or other charges shall be assumed by Licensee.  However, with respect to taxes, assessments, or other charges of any kind which may be imposed on Licensee by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to Licensor pursuant to this Agreement shall be deductible from all payments due under this Agreement only if such taxes, assessments, or other charges are not avoidable or reimbursable.

Section 5	Certain Warranties and Disclaimers of Licensor

5.1
Licensor warrants that, it is the owner or exclusive licensee of the licensed Trade Secret or otherwise has the right to grant the exclusive licenses granted to Licensee in this Agreement.  However, nothing in this Agreement shall be construed as:

(a)	a warranty or representation by Licensor as to the validity or scope of any right included in the licensed Trade Secret;

(b)	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

(c)	an obligation to furnish any services other than those specified in this Agreement; or

(d)
a warranty or representation by Licensor that it will not grant licenses to others to make, use or sell products or processes not covered by the licensed Trade Secret which may be similar and/or compete with products made or sold by Licensee.

5.2
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  LICENSOR ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

5.3
Licensor represents and warrants that to its knowledge the only non-governmental grant to date concerning the licensed Trade Secret is the grant from The V Foundation for Cancer Research, dated September 5, 2014, and bestowed to the Investigator Dr. Antonia and his current research institution (Moffitt Cancer Center).

Section 6	Record Keeping

6.1
Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes.  Such books and records shall be preserved for a period not less than six years after they are created or as required by federal law, both during and after the term of this Agreement.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

6.2
Licensee and its Sublicensee(s) shall take all steps necessary so that Licensor may, within thirty (30) days of its written request, audit, review and/or copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting.  Such review may be performed by any authorized employees of Licensor as well as by any attorneys and/or accountants designated by Licensor, upon reasonable notice and during regular business hours, but no more than once per any twelve (12) month period.  If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.5.1.  If a royalty payment deficiency for a calendar year exceeds three percent (3%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying Licensor’s out-of-pocket expenses incurred with respect to such review.

6.3
At any time during the term of this Agreement, but no more than once per any twelve (12) month period, Licensor may request in writing that Licensee verify the calculation of any past payments owed to Licensor through the means of a self-audit.  Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed.   Within thirty (30) days of the completion of the self-audit, Licensee shall submit to Licensor a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed.  If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay Licensor the deficiency along with applicable interest under Section 4.5.1 with the submission of the self-audit report to Licensor.

Section 7	Patent Prosecution and Ownership of Improvements

7.1
To the extent the Trade Secret is a basis for any patents or patent applications, Licensor shall advise Licensee in writing at such time as the applicable patent application is filed and any patent is subsequently allowed and issued.  If Licensee believes that the Trade Secret includes any inventions that are or may be patentable under the laws of the United States, including any improvements resulting from the ongoing clinical trial which is part of the Trade Secret during the Term of this Agreement, Licensee shall notify the Licensor, and the parties together shall consider the further actions that may be advisable to secure applicable patents.  In connection with such patent efforts, ownership shall follow inventorship and inventorship shall follow United States Law.  Costs for preparing and prosecuting such patent applications shall be incurred by Licensee.  For clarity, this Agreement does not grant a license to any USF patent that is based in whole or in part on information other than the Trade Secret.  Licenses to such patents shall be negotiated independent of this Agreement.

7.2
Licensor agrees that to the extent that Licensee solely developed or created any Improvements to or based upon the licensed Trade Secret following the effective date of the Blackbird License, namely, April 22, 2014, Blackbird is the sole owner of such Improvements, including all Intellectual Property Rights therein.

7.3
Following the Effective Date of this Agreement, to the extent that Licensee solely develops or creates any Improvements to or based upon the licensed Trade Secret, including but not limited to any data or other information, Licensee shall be the sole owner of such Improvements or derivatives, including and comprising all Intellectual Property Rights therein, with all rights to apply for and prosecute any applications for patents, trademarks, trade dress, and copyrights covering the same.  Costs for preparing and prosecuting such applications shall be incurred by Licensee.  Licensor agrees that, if necessary, and at Licensee’s expense, it shall reasonably cooperate with Licensee in perfecting Licensee’s ownership in such Improvements by, including, but not limited to, executing any and all further documents requested by Licensee that may be necessary or advisable to effectuate or perfect Licensee’s ownership in such Improvements.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

Section 8	Intentionally Left Blank

Section 9	Term and Termination

9.1
The term of this license Agreement shall begin on the Effective Date of this Agreement and continue  until [***] years from the date of the First Commercial Sale.  Licensee’s obligation to pay royalties expires pursuant to Section 4.3 above.

9.2
Licensee may terminate this Agreement at any time by giving at least [***] days written notice of such termination to Licensor.  Such a notice shall be accompanied by a statement of the reasons for termination.

9.3
Licensor may terminate this Agreement if (a) Licensee (i) is delinquent on any report or payment, and the same has not been cured within [***] days of receipt of written notice; (ii) is not using its best commercial efforts to develop and commercialize Licensed Products and Licensed Processes; (iii) misses a milestone described in Appendix D, and the same has not been cured within thirty (30) days of receipt of written notice; (iv) is in breach of any provision; (v) provides any false report;  (vi) goes into bankruptcy, liquidation or proposes having a receiver control any assets; (vii) violates any laws or regulations of applicable government entities; or (b) if payments of earned royalties under Section 4.3, once begun, cease for more than [***] calendar quarters. Termination under this Section 9.3 will take effect [*** ] days after receipt by Licensee of written notice from Licensor, unless Licensee remedies the problem in that [***]-day period, except that termination under Section 9.3 (vi) will occur immediately and automatically upon the occurrence of the event and require no action by Licensor.

9.4	Intentionally left blank

9.5	Intentionally left blank

9.6
Licensor may immediately terminate this Agreement upon the occurrence of the third separate default by Licensee within any consecutive [***]-year period for failure to pay royalties, patent or any other expenses when due.

9.7
Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.  Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.  Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”
9.8
Licensee shall be obligated to deliver to Licensor, within [***] days of the date of termination of this Agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

Section 10	Assignability

This Agreement may not be transferred or assigned by Licensee except with the prior written consent, not to be unreasonably withheld, conditioned, or delayed, of Licensor, in which case assignee assumes all obligations and responsibilities under this license.  Notwithstanding the foregoing, Licensee may assign this Agreement, without first obtaining any approval from Licensor, to an Affiliate or subsidiary of Licensee or in the event of a merger or sale where an acquiring entity is acquiring a controlling interest in Licensee or substantially all of Licensee’s assets.  Five (5) days prior to the execution of any such assignment(s), Licensee shall provide notice and a mature draft of the assignment agreement to Licensor for review. An unredacted copy of any such assignment agreement shall be provided to Licensor within five (5) days of execution of such assignment.

Section 11	Dispute Resolution Procedures

11.1	Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief.  Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

11.1.1
When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party.  Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2
If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3
Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list.  Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

11.1.4
Within 10 business days after delivery of such lists, the parties shall agree on a Neutral Advisor.  If they are unable to so agree within that time, within five (5) days, they shall each select one individual from the lists.  Within five (5) days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor.  Within thirty (30) days after the selection of a Neutral Advisor:

(a)	The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

(b)
The parties shall meet with the Neutral Advisor in Tampa, Florida on a date and time established by the Neutral Advisor.  The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute.  At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute.  At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved.  Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

11.1.5
The expenses of the Neutral Advisor shall be shared by the parties equally.  All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6
Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

11.2	Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue(s) that remain in dispute.  No new issues may be included in such proceedings without the mandatory procedures set forth in this section having first been followed.

Section 12	Product Liability; Conduct of Business

12.1
Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensor, its board, University and its Affiliates and Trustees, the Florida Board of Governors, and each of their directors, officers, employees, and agents, and the inventors of the licensed Trade Secret (the “Indemnified Parties”)licensed Trade Secret, regardless of whether such inventors are employed by Licensor at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, whether arising from a third party claim or resulting from [***], arising out of [***] or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, Licensor at all times reserves the right to retain counsel of its own to defend Licensor, its board, University and its Affiliates’ and Trustees, the Florida Board of Governors, and the inventors.

12.2
Licensee warrants it will obtain and maintain liability insurance coverage appropriate to the risk associated with development, producing, manufacturing, clinical trials, selling, marketing, using, leasing, consuming, or advertising the products and processes subject to this Agreement and that such insurance coverage lists Licensor, its Affiliates, its Trustees, the Florida Board of Governors, and the inventors of the product, processes and licensed Trade Secret as additional insureds.  Prior to the start of the upcoming phase II trial, Licensee will obtain such insurance and will provide evidence of such insurance to Licensor prior to treatment of the first patient.  Licensee willthereafter, annually between January 1 and January 31 of each year, present evidence to Licensor that the coverage is being maintained, with Licensor, University and its Affiliates and Trustees, the Florida Board of Governors,  and its inventors listed as additional insureds.  In addition, Licensee shall provide Licensor with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

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12.3
Licensor hereby agrees that to the extent there exists a breach of the Blackbird License by Licensee as of the Effective Date of this Agreement, Licensor shall not enforce such breach against CBMG and hereby waives any right(s) to enforce such breach(es) against CBMG.

Section 13	Use of Names

Licensee and its Sublicensee(s) shall not use the names of Licensor, nor of any of either institution's employees, agents, or affiliates, nor the name of any inventor of licensed Trade Secret, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by the such entities or individuals, without the prior written approval of Licensor. However, Licensee may at any time during the term of this Agreement, without having to seek Licensor’s approval, use the phrase “under exclusive worldwide license from the University of South Florida” when referring to the Trade Secret rights in connection with SEC filings, investor reports and strategic partner discussions.

Section 14	Miscellaneous

14.1	This Agreement shall be construed in accordance with the internal laws of the State of Florida.

14.2	The parties hereto are independent contractors and not joint venturers or partners.

14.3
Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Tampa, Florida, under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable.  The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement.  Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Florida or in the United States District Court for the Middle District of Florida, to whose jurisdiction and venue for such purposes Licensor and Licensee each hereby irrevocably consents and submits.

14.4
This Agreement, together with all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. No statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement.  Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

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14.4	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.5
Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities.  The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency.  Licensor neither represents that a license is or is not required or that, if required, it shall be issued.

14.6	Licensee is responsible for any and all wire/bank fees associated with all payments due to Licensor pursuant to this agreement.

14.7	Survival.

The provisions of this Section shall survive termination of this Agreement.  Upon termination of this Agreement for any reason, the following sections of this Agreement will remain in force as non-cancelable obligations:
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Section 15	Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given (a)  when delivered personally; or (b) if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below; or  (c) the second day following the day on which the notice has been delivered prepaid to a national air courier service; or ten (10) business days following deposit in the U.S. mail if sent certified mail, (return receipt acknowledgement is not required to certify delivery).

15.1	All payments and royalty reports to:

USF Research Foundation
Attn: Business Manager
3802 Spectrum Blvd, Suite 100
Tampa, Florida 33612

Development reports; updates; equity agreements, proxy statements and shareholder information; and all other notices and communications to:

USF Division of Patents & Licensing
Attn: Acting Director of Operations
3802 Spectrum Blvd, Suite 100
Tampa, Florida 33612

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15.2	If to Assigned Licensee:

Attn: Wei (William) Cao
Cellular Biomedicine Group Inc.
530 University Avenue, Suite 17
Palo Alto, California 94301

Section 16	Contract Formation and Authority

The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Licensee and Licensor.  Copies of this Agreement that have not been executed and delivered by both Licensor and Licensee shall not serve as a memorandum or other writing evidencing an agreement between the parties.

16.1	Licensor and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.2	Force Majeure.

No default, delay, or failure to perform on the part of Licensee or Licensor shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, hurricane, flood, acts of God, or default of common carrier.  In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

Section 17	Intentionally Left Blank

Section 18	Confidentiality

18.1
[***] Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record.  Each party’s obligations with respect to Confidential Information under this Section 18 shall extend for a period of [***] years from termination or expiration of this Agreement.

Confidential Treatment Requested by Cellular Biomedicine Group, Inc
IRS Employer Identification No. 86-1032927
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

18.2
In addition to the above, following the Effective Date of this Agreement, Licensor and Licensee agree that they will cooperate in determining reasonable and commercially available means in continuing to protect the confidentiality of the licensed Trade Secret as a trade secret, including but not limited to, utilizing some or all of the following [***] For the avoidance of doubt, Licensor shall at all times be permitted to make such disclosures as are required by Florida law.

Section 19	University Rules and Regulations

19.1
Licensee understands and agrees that Licensor’s personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to Florida’s rule regarding outside activities and financial interests set forth  Florida Code of Ethics for Public Officers and Employees, sections 112.311 through 112.3261, Florida Statutes, the Licensor’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith.  Any term or condition of an agreement between Licensee and such personnel which seeks to vary or override such personnel’s obligations to Licensor may not be enforced against such personnel or the Licensor, without the express written consent of an individual authorized to vary or waive such obligations on behalf of the Licensor.  Furthermore, should an interest of Licensee conflict with the interest of the Licensor, Licensor’s personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the Licensor.

Section  20                      Recitals and WHEREAS clauses are agreed to by the parties as part of this Agreement.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

University of South Florida Research Foundation, Inc.

_/s/ ___ Valerie McDevitt ______________Date: June 26, 2015

Valerie McDevitt, Associate Vice President

Technology Transfer Office

Blackbird BioFinance, LLC

 _/s/ ___ Sam Shrivastava _______________ Date: June 26, 2015

Name: Sam Shrivastava

Office:

ACKNOWLEDGED AND AGREED:

UNIVERSITY OF SOUTH FLORIDA BOARD OF	INVENTOR
TRUSTEES A PUBLIC BODY CORPORATE

/s/ Rebecca Puig_____	__/s/ Scott Antonia____________________
Rebecca Puig	Dr. Scott Antonia
Assistant Vice President, Research & Innovation

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Schedule I –Trade Secret/Know-How

This novel vaccine combines cells genetically engineered to secrete GM-CSF and express CD-40L (GM.CD40L bystander cells) with irradiated autologous or allogeneic tumor cells to stimulate anti-tumor immune responses in cancer patients. The following is licensed under Know-How in this Agreement.

Vaccine Cell Lines:
GM.CD40L universal bystander vaccine cell line
H1944 and H2122 Non-small cell lung cancer cell lines (allogeneic source of lung tumor antigens)

If Licensee desires to have additional cell materials manufactured through the Moffitt Cell Therapies Core Facility, a separate purchase of services agreement must be executed. The services and products shall be at Licensees expense under agreement with the Moffitt Cell Therapies Core.

Validation and Adventitious Agent testing results of Vaccine Cell Lines

Standard Operating Procedures:
Manufacturing procedures for GM.CD40L, H1944, H2122

Preclinical Data:  In preclinical studies, significant anti-tumor T cell responses were generated in vitro when human lymphocytes derived from tumor-draining lymph nodes were stimulated with autologous tumor cells in the presence of the GM.CD40L bystander cells. Dendritic cells were also demonstrated to be activated following incubation with the vaccine. Data published in Journal of Surgical Research 2005 May 15; 125(2): 173-81. Epub 2005 Jan 28. PMID 15754671

Regulatory Documents, Clinical Trial Protocol for Phase I Clinical Trial (Safety):
Trial data (trial summary: patients with a variety of stage IV cancers received 3 intradermal vaccine injections at 28-day intervals.  The results of this trial demonstrated that the vaccine was safe, and that it elicited immunological and clinical responses in some patients. Annals of Surgical Oncology 2007 February; 14(2): 869-884. Epub 2006 Nov 14. PMID 17103257)

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Appendix A - Development Plan

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IRS Employer Identification No. 86-1032927
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Appendix B - Development Report

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Confidential Treatment Requested by Cellular Biomedicine Group, Inc
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Appendix C - Licensor Royalty Report

Licensee:

Agreement No.:

Inventor:

Technology#:

Period Covered:	From: / /2	Through: / /2

Prepared By:

Date:

Approved By:

Date:

If license covers several major product lines, please prepare a separate report for each line.  Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report:

☐ Multiproduct Summary Report. Page 1 of ______ Pages

☐ Product Line Detail. Line: Tradename: Page:

Report Currency:	☐ U. S. Dollars ☐ Other

Period Royalty Amount
Country	Unit Sales	Gross $$ Sales	* Less: Allowances	Net $$ Sales	Royalty Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty: _______________  Conversion Rate: ____________  Royalty in U.S. Dollars:   $

The following royalty forecast is non-binding and for Licensor’s internal planning purposes only:

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Royalty Forecast Under This Agreement:

Next Quarter:__________  Q2:__________  Q3:__________  Q4:__________

Total Royalty: _______________  Conversion Rate: ____________  Royalty in U.S. Dollars:   $

The following royalty forecast is non-binding and for Licensor’s internal planning purposes only:

Royalty Forecast Under This Agreement:  Next Quarter:__________  Q2:__________  Q3:__________  Q4:__________

*  On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.
To assist Licensor’s forecasting, please comment on any significant expected trends in sales volume.

PLEASE SEND ROYALTY REPORTS TO:

USF Research Foundation
Attn: Business Manager
3802 Spectrum Blvd, Suite 100
Tampa, Florida 33612

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IRS Employer Identification No. 86-1032927
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Appendix D - Milestones

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